Exhibit 99.1

FOR IMMEDIATE RELEASE

DEL LABORATORIES, INC. ANNOUNCES PROPOSED

OFFERING OF SENIOR SECURED FLOATING RATE NOTES

UNIONDALE, N.Y., October 17, 2005—Del Laboratories, Inc. announced that it is offering $185 million in principal amount of senior secured floating rate notes due 2011 in a private placement. Del intends to use the net proceeds from the sale of the notes, together with borrowings under an asset-based revolving credit facility that it expects to enter into, to repay all outstanding borrowings under its existing senior credit facilities.

The notes are being offered and sold only to qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933. The notes will not be registered under the Securities Act and may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. This announcement will not constitute an offer to sell or the solicitation of an offer to buy, nor will there be any sale of the notes in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.